SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)                         October 2, 2002

        INSPIRE PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-31135	04-3209022

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4222 Emperor Boulevard, Suite 470, Durham, North Carolina	27703-8466

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code                         (919) 941-9777

(Former Name or Former Address, If Changed Since Last Report)

Item 5.        Other Events.

On October 2, 2002, Inspire Pharmaceuticals, Inc. issued the following press release:

“INSPIRE PHARMACEUTICALS ANNOUNCES RESULTS OF PHASE I/II TRIAL IN
RETINAL DETACHMENT
INS37217 Ophthalmic well tolerated and patient improvement noted

“DURHAM, NC – October 2, 2002—Inspire Pharmaceuticals, Inc. (Nasdaq: ISPH) today announced results of a Phase I/II clinical trial for INS37217 Ophthalmic in patients with rhegmatogenous retinal detachment. INS37217 Ophthalmic, delivered as a single-dose intravitreal injection, was well tolerated at all doses tested, with no drug-related serious adverse events reported in the study. Although assessment of safety and tolerability was the primary objective of the study, effect on extent of retinal detachment was also evaluated. This evaluation included the use of two independent, quantitative measures to determine the change in the extent, or surface area, of the retinal detachment. Patients treated with INS37217 Ophthalmic showed improvement in the extent of retinal re-attachment as determined by both objective measures. Patients treated with placebo showed no improvement as determined by the same two measures.

The study was a randomized, placebo-controlled, double-masked dose-escalation comparison of INS37217 Ophthalmic solution to placebo. INS37217 Ophthalmic and placebo were both delivered by intravitreal injection. There were 14 patients enrolled into the study at two investigational sites.

“Glenn Jaffe, M.D., Professor of Ophthalmology, Duke University Eye Center, stated, ‘We have previously shown in our lab that INS37217 is effective in stimulating subretinal fluid reabsorption and promoting retinal re-attachment in a preclinical model. By stimulating subretinal fluid reabsorption, INS37217 may be useful as adjunctive therapy to improve outcomes following retinal re-attachment surgery. The encouraging results of Inspire’s Phase I/II study represent a promising start for the clinical development of INS37217 Ophthalmic in the treatment of retinal detachments.’

“Christy Shaffer, Ph.D., CEO of Inspire stated, ‘This study was conducted in a small number of patients to determine the safety and tolerability of INS37217 Ophthalmic delivered by intravitreal injection. We have established that intravitreal delivery of INS37217 Ophthalmic is well tolerated, and have in addition seen promising results in the extent of retinal re-attachment in patients treated with INS37217 Ophthalmic. Our next step in the program is the planning of a definitive Phase II trial. If successful, this program would allow us to further expand our presence in ophthalmology.’

“Retinal detachment is a potentially blinding condition that occurs when the retina, a layer of sensory tissue that captures and processes visual information, is separated from the underlying retinal pigment epithelium (RPE). Rhegmatogenous retinal detachment is the most common form of retinal detachment, and occurs as a result of retinal breaks or tears that allow fluid to accumulate in the sub-retinal space – the space between the retina and the RPE. INS37217 Ophthalmic is a P2Y2 receptor agonist that has been shown to stimulate the removal of accumulated fluid in the sub-retinal space. Removal of the sub-retinal fluid is critical for retinal re-attachment.

“Inspire Pharmaceuticals, Inc. discovers and develops new drugs to treat diseases characterized by deficiencies in the body’s innate defense mechanisms of mucosal hydration and mucociliary clearance, as well as other non-mucosal disorders. Mucosal defense mechanisms are the natural way that the body defends its mucosal surfaces against dust, pollutants, bacteria and viruses. Inspire’s lead product candidates target ophthalmic and respiratory diseases with inadequate current treatments and which represent large therapeutic market opportunities. Inspire has development and commercialization alliances with Allergan, Inc., Kissei Pharmaceutical Co., Ltd., Santen Pharmaceutical Co., Ltd. and Kirin Brewery Co., Ltd. Inspire’s products are based on proprietary technology relating to P2Y2 receptors and to non-P2Y2 receptors that show therapeutic promise, including P2Y12.

“The forward-looking statements in this news release relating to management’s expectations and beliefs are based on preliminary information and management assumptions. Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue and earnings expectations, intellectual property rights and litigation, competitive products, results of clinical trials, the need for additional research and testing, delays in manufacturing, funding and the timing and content of decisions made by regulatory authorities, including the United States Food and Drug Administration. Further information regarding factors that could affect Inspire’s results is included in Inspire’s filings with the Securities and Exchange Commission. Inspire undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof to reflect the occurrence of unanticipated events.”

* * * * *

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Inspire Pharmaceuticals, Inc.

By:	/s/ Gregory J. Mossinghoff
Gregory J. Mossinghoff
President, Treasurer and
Secretary

Dated: October 2, 2002